OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:
Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:
Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS
FIRST QUARTER 2014 FINANCIAL RESULTS

ROANOKE, VA, March 14, 2014 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fiscal first quarter ended January 31, 2014.

First Quarter 2014 Financial Results

The Company achieved consolidated net sales of $16.5 million during the first quarter of fiscal year 2014, compared to net sales of $17.3 million for the first quarter of fiscal year 2013. OCC’s sales in its commercial markets increased during the first quarter of fiscal year 2014, compared to the same period last year, but this increase was offset by decreases in the Company’s specialty markets.

Net sales to customers in the United States increased 5.7% in the first quarter of fiscal year 2014, compared to the same period last year, and net sales to customers outside of the United States decreased 24.2%.

Gross profit decreased to $5.4 million in the first quarter of fiscal year 2014, compared to $6.5 million in the same period last year. Gross profit margin, or gross profit as a percentage of net sales, decreased to 32.7% in the first quarter of fiscal year 2014 from 37.7% in the first quarter of fiscal year 2013.
OCC recorded a net loss attributable to the Company of $412,000, or $0.07 per basic and diluted share, for the first quarter of fiscal year 2014, compared to net income attributable to the Company of $130,000, or $0.02 per basic and diluted share, for the first quarter of fiscal year 2013.

Optical Cable Corp. - First Quarter 2014 Earnings Release

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “OCC’s financial results in the first quarter reflect timing of larger projects, the seasonality typically experienced in the first quarter and overall macroeconomic weakness. After the end of our first quarter, we saw our backlog or forward load of sales orders increase to $8.1 million, approximately $3 million above our average month-end levels last year. We believe these orders will positively impact net sales during the second quarter of 2014.”

“We anticipate a number of new product launches during the coming year that will complement OCC’s comprehensive suite of products and solutions to meet the needs of our customers. These new product launches will mark a culmination of efforts to maintain and build on OCC’s role as a market leader and to position the Company to take advantage of growth opportunities.”

Mr. Wilkin added, “OCC has a strong balance sheet and plans to continue returning capital to shareholders in the form of a quarterly dividend. OCC’s team is working hard to create value for shareholders and our interests are aligned with OCC shareholders, with the leadership team and Board of OCC owning approximately one-third of the Company’s outstanding shares. We are confident that the Company is well positioned for growth opportunities.”

Conference Call Information

As previously announced, OCC will host a conference call today, March 14, 2014, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (888) 868-9083 or (973) 935-8512. For interested individuals unable to join the call, a replay will be available through March 21, 2014, by dialing (855) 859-2056 or (404) 537-3406, pass code 8845132. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market (or non-carrier market), offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, wireless, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical, wireless carrier and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, fiber optic and copper patch panels, face plates, multi-media boxes, wireless distributed antenna systems, fiber optic reels and accessories and other cable and connectivity management accessories. OCC products are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

Optical Cable Corp. - First Quarter 2014 Earnings Release

OCC® is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2008 registered, and OCC’s Roanoke and Dallas facilities are MIL-STD-790F certified.

Optical Cable Corporation, OCC®, Procyon®, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. - First Quarter 2014 Earnings Release

OPTICAL CABLE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(thousands, except per share data)
(unaudited)

	Three Months Ended
	January 31,
	2014	2013

Net sales	$16,535	$17,295
Cost of goods sold	11,127	10,771

Gross profit	5,408	6,524

SG&A expenses	6,046	6,189
Royalty expense, net	30	48
Amortization of intangible assets	9	23

Income (loss) from operations	(677)	264

Interest expense, net	(113)	(108)
Other, net	22	(5)
Other expense, net	(91)	(113)

Income (loss) before income taxes	(768)	151

Income tax expense (benefit)	(324)	40

Net income (loss)	$(444)	$111

Net loss attributable to
noncontrolling interest	(32)	(19)

Net income (loss) attributable to OCC	$(412)	$130

Net income (loss) attributable to OCC
per share: Basic and diluted	$(0.07)	$0.02

Weighted average shares outstanding:
Basic and diluted	6,014	6,309

Cash dividends declared per common share	$0.02	$0.02

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Optical Cable Corp. - First Quarter 2014 Earnings Release

OPTICAL CABLE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(thousands)
(unaudited)

	January 31,	October 31,
	2014	2013
Cash	$727	$750
Trade accounts receivable, net	8,705	9,952
Inventories	19,212	18,234
Other current assets	3,269	2,874
Total current assets	31,913	31,810
Non-current assets	13,397	13,605
Total assets	$45,310	$45,415

Current liabilities	$5,782	$4,824
Non-current liabilities	10,406	11,031
Total liabilities	16,188	15,855
Total shareholders’ equity attributable to OCC	29,793	30,199
Noncontrolling interest	(671)	(639)
Total shareholders’ equity	29,122	29,560
Total liabilities and shareholders’ equity	$45,310	$45,415

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